Exhibit 99.1

News Release

STANDARD PACIFIC CORP. BOARD ELECTS KEN CAMPBELL AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Current Director And Company Co-Founder, Ronald R. Foell, Will Serve As Chairman Of The Board

Current Chairman, Chief Executive Officer And President, Jeffrey V. Peterson, Will Continue As A Director

IRVINE, CALIFORNIA, December 18, 2008.  Standard Pacific Corp. (NYSE:SPF) announced today that its Board of Directors has elected Ken Campbell as President and Chief Executive Officer of the Company.  Mr. Campbell is a partner of MatlinPatterson Global Advisors LLC, a private equity firm, and Standard Pacific’s largest shareholder.   Mr. Campbell succeeds Jeffrey V. Peterson who has stepped down as Chairman, Chief Executive Officer and President of the Company and is continuing as a Director of the Company.

Current Director and Co-Founder of the Company, Ronald R. Foell, has accepted the role of non-executive Chairman of the Board of the Company.  Mr. Foell brings over forty years of homebuilding experience to this position and served as President of the Company from 1969 through 1996.
“We are pleased that Ken Campbell has agreed to serve as the Company’s new President and Chief Executive Officer,” Mr. Foell stated.  “We believe that Ken’s extensive experience in restructuring operations, achieving cost savings and developing more efficient operations will complement the Company’s ongoing efforts in these areas and will help the Company to return to its position as a profitable, market-leading homebuilder.”

 “We would also like to thank Jeff Peterson for stepping in as the Company’s Chief Executive Officer during a critical period in its history,”  Mr. Foell stated.  “Jeff acted decisively in leading the Company and achieved a significant refinancing of its balance sheet in the midst of one of the most challenging capital markets environments.  These actions have positioned the Company to weather the current downturn more effectively and to better compete as market conditions improve.”

Standard Pacific Corp., one of the nation's largest homebuilders, has built homes for more than 103,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage and SPH Title. For more information about the Company and its new home developments, please visit our website at: http://www.standardpacifichomes.com.

Contact:
Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Senior Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

Press Inquiries: Joele Frank or Andrea Priest, Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449